Exhibit 99.1

[NATCO Logo] Press Release

NATCO Announces CFO Retirement

Andy Smith to Assume Duties

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

Houston, Texas, USA (January 8, 2009): NATCO Group Inc. (NYSE: NTG) announced today that Bradley P. Farnsworth, Senior Vice President and Chief Financial Officer, will retire on March 31, 2009. C. Andrew Smith has been promoted to Senior Vice President - Finance, effective immediately, and will assume the additional duties of Chief Financial Officer upon Mr. Farnsworth's retirement.

NATCO Chairman and Chief Executive Officer John U. Clarke said, "We will miss Brad and wish him continued success. Brad has contributed significantly to NATCO's growth, leading the effort to design and build the infrastructure in accounting, internal controls and information technology needed to allow the Company to scale globally. At the same time, he has mentored and developed an organization of qualified, key managers which has produced his successor."

Clarke continued, "We are fortunate to have had Andy Smith in our organization for the last eight years. He has had a wide variety of assignments within the finance organization and is well prepared to step into this important role. Andy has a thorough understanding of our business and strategies and brings strong analytical and critical thinking skills to the position which will serve our shareholders well during the challenging time ahead."

Mr. Smith joined NATCO in June 2000 and was most recently Vice President - Finance with primary responsibility for all finance, tax, M&A and corporate development activities, investor relations and risk management. He earned a Bachelor of Arts degree in Business Administration from the University of Houston in 1994 and is a Certified Public Accountant.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.